As filed with the Securities and Exchange Commission on April 2, 2009

Registration No. 333-70643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE BUCKLE, INC.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	47-0366193 (I.R.S. Employer Identification No.)

2407 West 24th Street
Kearney, Nebraska   68845
 (Address of Principal Executive Offices)        (Zip Code)

1993 DIRECTOR STOCK OPTION PLAN
(Full title of the plan)

Karen B. Rhoads
The Buckle, Inc.
2407 West 24th Street
Kearney, Nebraska 68845
(Name and address of agent for service)

(308) 236-8491
(Telephone number, including area code, of agent for service)

With a copy to:

Robert J. Routh, Esq.
Cline, Williams, Wright, Johnson & Oldfather, L.L.P.
1900 U.S. Bank Building
233 South 13th Street
Lincoln, Nebraska 68508
(402) 474-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Amendment No. 2 is being filed to reflect, in accordance with Rule 416(b), that the number of shares of Common Stock of The Buckle, Inc. covered by the registration statement is increased from 75,000 to 168,750 as the result of two subsequent three-for-two stock splits, which increased the number of shares which may be issued under the 1993 Director Stock Option Plan.  No filing fee is necessary.  Pursuant to Rule 416(a), the registration statement also shall be deemed to cover any additional shares of Common Stock that become issuable pursuant to the anti-dilution provisions of the 1993 Director Stock Option Plan by reason of any future stock splits, stock dividends or similar transactions.

INCORPORATION BY REFERENCE

This Amendment No. 2 to the Registration Statement on Form S-8 (this “Amendment No. 2”), filed pursuant to Instruction E of Form S-8, relates to the Registration Statement on Form S-8 (No. 33-64104) of The Buckle, Inc. (the “Company”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 10, 1993, as amended by the Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-70643) filed by the Company with the Commission on January 15, 1999 (the “Registration Statement”).  Under the Registration Statement, the Company has registered 75,000 shares of Common Stock to be offered and sold under the 1993 Director Stock Option Plan (the “Plan”).  The contents of the Registration Statement are incorporated by reference in this Amendment No. 2.

EXPLANATORY NOTE TO
AMENDMENT NO. 2

On December 11, 2006, the Company’s Board of Directors approved a three-for-two stock split of the Company’s Common Stock, in the form of a stock dividend to shareholders of record at the close of business on January 3, 2007 (the “2007 Stock Split”).  On September 15, 2008, the Company’s Board of Directors approved a second three-for-two stock split of the Company’s Common Stock, in the form of a stock dividend to shareholders of record at the close of business on October 15, 2008 (the “2008 Stock Split” and, together with the 2007 Stock Split, the “Stock Splits”). The Plan provides for an increase in the number of shares of Common Stock that may be issued under the Plan in the event of a stock split, stock dividend or other similar transaction.  The purpose of this Amendment No. 2 is to reflect, in accordance with Rule 416(b) of the Securities Act of 1933, as amended,  the change in the amount of shares registered  under the  Registration  Statement,  on account of the Stock Splits, from 75,000 to 168,750. The Registration Statement, as amended by this Amendment No. 2, also shall be deemed to cover any additional shares of Common Stock that become issuable pursuant to the anti-dilution provisions of the Plan by reason of any future stock splits, stock dividends or similar transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

Exhibit Number	Description

5.1	Opinion of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (filed herewith).

23.1	Consent of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Nebraska, on March 31, 2009.

THE BUCKLE, INC.

By:	/s/ KAREN B. RHOADS
Name:	Karen B. Rhoads
Title:	Director, Vice President of Finance, Treasurer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL J. HIRSCHFELD
Daniel J. Hirschfeld	Director and Chairman of the Board	March 31, 2009

/s/ DENNIS H. NELSON
Dennis H. Nelson	Director, President and Chief Executive Officer	March 31, 2009

/s/ KAREN B. RHOADS
Karen B. Rhoads	Director, Vice President of Finance, Treasurer and Principal Accounting Officer	March 31, 2009

/s/ JAMES E. SHADA
James E. Shada	Director	March 31, 2009

/s/ ROBERT E. CAMPBELL
Robert E. Campbell	Director	March 31, 2009

Signature	Title	Date

/s/ BILL L. FAIRFIELD
Bill L. Fairfield	Director	March 31, 2009

/s/ RALPH M. TYSDAL
Ralph M. Tysdal	Director	March 31, 2009

/s/ BRUCE L. HOBERMAN
Bruce L. Hoberman	Director	March 31, 2009

/s/ DAVID A. ROEHR
David A. Roehr	Director	March 31, 2009

/s/ JOHN P. PEETZ, III
John P. Peetz, III	Director	March 31, 2009

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (filed herewith).

23.1	Consent of Cline, Williams, Wright, Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).